Exhibit 99.1

News Announcement

CONTACT:
Desiree Burke	Joseph N. Jaffoni, Richard Land
Chief Accounting Officer,	JCIR
Vice President and Corporate Controller	212/835-8500 or penn@jcir.com
610/373-2400

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING COMPLETES TAX FREE SPIN-OFF TO ITS SHAREHOLDERS OF GAMING AND LEISURE PROPERTIES

CLOSES SENIOR NOTES AND CREDIT FACILITY FINANCINGS

Wyomissing, PA (November 1, 2013) — Penn National Gaming, Inc. (PENN:Nasdaq) (“Penn”), announced the completion of the previously announced, tax-free spin-off to its shareholders of Gaming and Leisure Properties, Inc. (“GLPI”), effective at 12:01 a.m. New York City time today.  As a result, GLPI is now a separate company which owns the real estate associated with 21 casino facilities, including two facilities currently under development in Dayton and Youngstown, Ohio and leases, or expects to lease with respect to Dayton and Youngstown, 19 of these facilities to Penn.  The remaining two gaming facilities, located in Baton Rouge, Louisiana and Perryville, Maryland, are owned and operated by subsidiaries of GLPI.

Since October 14, 2013, in addition to trading on the “regular way” Nasdaq market  with the entitlement to receive shares of GLPI common stock distributed in the spin-off, Penn common shares have traded on an “ex-distribution” market under the symbol “PENNV” without the entitlement to receive GLPI shares distributed in the spin-off.  From and after November 4, 2013, all trading in Penn shares will occur under the symbol “PENN” without any entitlement to receive shares of GLPI.

In connection with the spin-off, Penn refinanced its existing senior secured credit facilities and repurchased or called for redemption, and discharged the indenture governing, its 8.75% Senior Subordinated Notes due 2019 (collectively, the “Refinancing”).  Penn also completed the previously announced issuance, in a private placement, of $300 million principal amount of new 5.875% Senior Notes due 2021 issued at par.  Penn also closed on new senior secured credit facilities comprised of a $500 million revolving credit facility with a maturity of five years, a $500 million term loan A facility with a maturity of five years and a $250 million term loan B facility with a maturity of seven years.  The proceeds of the initial funding under the new credit facilities, the new notes and the cash proceeds Penn received from GLPI in actual or constructive exchange for the contribution of real property assets by Penn and its subsidiaries to GLPI were used to consummate the Refinancing, to pay related fees and expenses and for working capital purposes.  The interest rates applicable to loans under the credit facilities are , at Penn’s option, equal to either a LIBOR rate or a base rate plus an applicable margin.  The applicable margin for the revolving credit facility and the term loan A is 2.00% for LIBOR loans and 1.00% for base rate loans until Penn provides financial reports for the first full fiscal quarter following closing and, thereafter, will range from 1.25% to 2.75% per annum for LIBOR loans and 0.25% to 1.75% per annum for base rate loans, in each case depending on Penn’s total net leverage ratio.  The revolving credit facility and the term loan A were issued without upfront fees or original issue discount.  Unused commitments under the revolving credit facility are subject to a commitment fee of 0.35% until Penn provides financial reports for the first full fiscal quarter following closing and, thereafter, 0.25% to 0.50%, depending on Penn’s total net leverage ratio.  The applicable margin for the term loan B is 2.50% for LIBOR loans and 1.50% for base rate loans.  The term loan B is also subject to an interest rate floor of 0.75% for LIBOR loans and 1.75% for base rate loans and was issued with an upfront fee of 0.50%.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature approximately 31,000 gaming machines, 800 table games, 2,900 hotel rooms and 8.8 million of property square footage.

Forward-Looking Statements

This press release includes “forward-looking statements”  within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about Penn and its subsidiaries, and accordingly, any forward looking statements are qualified in their entirety by reference to the factors described in Penn’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”). Important factors that could cause actual results to differ materially from the forward looking statements include, without limitation, risks related to the following: Penn’s ability to obtain timely regulatory approvals required to operate and manage Penn’s facilities, or other delays or impediments to implementing Penn’s business plan, including favorable resolution of any related litigation; Penn’s ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; Penn’s ability to reach agreements with the thoroughbred and harness horseman in Ohio in connection with the proposed relocations and to otherwise maintain agreements with Penn’s horseman, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which Penn does or seeks to do business (such as a smoking ban at any of Penn’s facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of Penn’s competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based); financial, operational, regulatory or other potential challenges of the GLPI subsidiary from whom Penn will lease substantially all of its gaming and racing facilities, and from whom Penn expects to lease the facilities currently under development in Dayton and Youngstown, Ohio, the costs and risks involved in the pursuit of such development opportunities and Penn’s ability to complete the development of, and achieve the expected returns from, such opportunities; the impact of weather; and other factors discussed in Penn’s filings with the SEC. All subsequent written and oral forward looking statements attributable to Penn or persons acting on Penn’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. Penn undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

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